UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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McDonald’s Corporation

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Talking Points for Investor Discussions regarding 2010 Proxy Proposals

Executive Compensation/ Say on Pay (Proposal No. 3)

Summary of Proposal: Adopt a policy providing shareholders with the opportunity, at each annual shareholder meeting, to vote on a management proposed advisory resolution to ratify and approve the Board’s Compensation Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

The Board of Directors recommends voting AGAINST the proposal for the following reasons.

•	The advisory vote could be in conflict with federal legislation that is ultimately adopted.

•	Approval of the proposal at this time would be premature in light of the pending federal legislation on this subject.

•	If federal legislation is enacted, the proposal may be superseded before it could be implemented.

•	The elements of the proposal could be inconsistent with the final federal legislation.

•	McDonald’s compensation program for executives already links pay to performance.

•	The proposal seeks to fix a problem that does not exist at McDonald’s.

•	The proponents do not allege any poor executive pay practices at McDonald’s.

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McDonald’s rewards executives for above-target performance and holds them accountable for poor performance. (Example: Annual cash incentives can range from no payout if there is no growth in operating income to a maximum of 250% of the target award if performance is outstanding by both the company and the individual.)

•	In 2009, McDonald’s allocated approximately 80% of the NEOs total direct compensation opportunity to variable compensation that is at risk based on performance (approximately 88% for Jim Skinner).

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In 2009, nearly 50% of Jim Skinner’s total compensation resulted from our non-overlapping 3-year cash bonus program for SVPs and above, CPUP. The CPUP payout is based upon McDonald’s (i) operating income growth; (ii) ROTA and (iii) total shareholder return compared to the S&P 500 Index over the 3-year performance period, 2007-2009. During this time, McDonald’s achieved the maximum performance level for each metric (including being in the 95th percentile of the S&P 500 for shareholder return) yielding a payout of 230% of target for participants.

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Elements of McDonald’s performance-based compensation include an annual cash bonus, a three-year cash bonus, stock options and performance-vested RSUs; these components reward different aspects of McDonald’s performance, including growth in operating income, EPS, ROTA and Total Shareholder Return.

•	While McDonald’s stresses pay for performance, McDonald’s compensation program is designed to balance certain elements, including:
•	compensation plans that reward performance measured over a single year and long-term compensation plans that measure cumulative performance over several years;
•	compensation plans that reward a variety of different objective measures of McDonald’s performance; and
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fixed and variable components so that executives have both sufficient remuneration to support their day to day financial commitments and opportunities to earn more by successfully executing our business strategy.

•	The proposed advisory vote would not allow shareholders to express meaningful opinions or provide useful information for the Board of Directors or its Compensation Committee.

•	Simple “for” or “against” advisory vote by shareholders would not provide any meaningful feedback to the Board on the type or amount of compensation awarded to the NEOs.

•	The Board would have to guess at shareholders’ particular concerns regarding NEO compensation and how to improve the compensation program.

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For example, a vote against ratification could mean that shareholders (or some shareholders) do not approve of the amount of compensation paid to some, or all NEOs or believe that bonuses were too high (or too low), or prefer that NEOs receive more (or less) of their compensation in the form of equity awards instead of cash.

•	RiskMetrics has rated our compensation practices “low concern.”

Closing on Say on Pay Proposal

We hope you will vote AGAINST this proposal.

Elimination of Supermajority Votes/ Simple Majority Proposal (Proposal No. 4)

Summary of Proposal: Take the steps necessary so that each shareholder voting requirement in the charter and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal to the fullest extent permitted by law.

Proponent Background: John Chevedden is a well-known, long-time shareholder activist. He only owns 60 shares of McDonald’s common stock. Chevedden has submitted this proposal to many companies and he uses a “one-size-fits-all” approach that would not work for McDonald’s because of our “three-legged stool.”

The Board of Directors recommends voting AGAINST the proposal for the following reasons.

•	The Board of Directors is committed to strong and prudent corporate governance practices, as described in the Proxy Statement.

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The Board is charged with the oversight of one of the most recognized brands in the world and the delivery of a consistent McDonald’s experience to approximately 60 million customers every day requires the efforts of an independent and interdependent group of Company employees, franchisees and suppliers (the “three-legged stool”).

•	Each of our governance practices contributes to the stability of the Company’s leg of the stool and the effect of any changes must be carefully considered.

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The effectiveness of our governance practices is borne out by the Company’s results: McDonald’s experienced 80 consecutive months of global comparable sales increases through December 2009; returned $16.6 billion to shareholders via dividends and share repurchases; and experienced 34 consecutive years of dividend increases through 2009.

•	The existing voting standards under the Company’s Restated Certificate of Incorporation and By-laws are appropriate and necessary.

•	The supermajority voting standards ensure that broad shareholder support exists when matters concerning the Company’s corporate governance structure are acted on.

•	The supermajority voting standards relate to a small, but important number of corporate governance matters that require shareholder approval.

•	The existing voting standards were carefully selected on matters that relate to the fundamental elements of our corporate governance that affect the structure of the Company.

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The supermajority voting standards are intended to preserve and maximize the value of the Company for all shareholders by protecting against the self-interested actions of a few large shareholders, who may have an agenda opposed to the long-term value of the Company.

•	The supermajority voting standards only apply to a limited list of topics; virtually all other matters submitted to shareholders for approval have a simple majority vote requirement.

•	Taking apart carefully considered and thoughtfully drafted standards indiscriminately seems short-sighted and could have unforeseen consequences in the future.

Closing on Supermajority Proposal

We hope you will vote AGAINST this proposal.